Exhibit 10.4

GOOD LEAVER UNDERTAKING AND DEFENSE AGREEMENT

This Good Leaver Undertaking and Defense Agreement (the “Agreement”) is that certain Agreement referenced in the offer of employment to Stephen Doktycz (the “Executive”) for the position of Senior Vice President, Strategic Planning & Transactions of LyondellBasell (“LYB”) and Lyondell Chemical Company (the “Company”), dated January 20, 2017 (the “Offer”).

WHEREAS, during Executive’s recruitment process with the Company either Executive or his legal counsel have identified certain post-employment restrictions or obligations with regard to Dow Chemical Company (“Dow”), including general confidential information and noncompetition covenants under an Employee Agreement with Dow (dated December 12, 1989), and three separate covenants by Executive not to engage in “Unfair Competition” with Dow as set forth in certain redacted agreements relating to awards of deferred stock, stock option, or performance shares that Executive apparently has received from Dow (collectively, the “Dow Agreements”);

WHEREAS, by accepting the Offer, Executive confirms that he has disclosed to the Company or its legal counsel all agreements, restrictions or obligations originating from any source that may apply to Executive and potentially affect Executive’s ability to assume employment as SVP, Strategic Planning and Transactions with LYB and the Company or discharge Executive’s duties in that position;

WHEREAS, Executive and the Company have reviewed the duties and responsibilities of the SVP, Strategic Planning and Transactions position and each confirm: (i) Executive confirms that he is not subject to any contractual restrictions under the Dow Agreements or otherwise that would prevent him from performing the duties and responsibilities of such position; and (ii) based on the language provided by Executive, the Company does not believe he is subject to any contractual restrictions that would prevent him from performing the duties and responsibilities of such position;

WHEREAS, Executive also confirms that the Company encouraged him to seek and he has in fact engaged his own legal counsel regarding the applicability and enforceability of any contractual restrictions under the Dow Agreements or otherwise;

WHEREAS, Executive and the Company have agreed that it is their mutual intention that Executive does not take any action in connection with his resignation from his current employer or perform any activities during his employment with the Company that would violate any legally enforceable post-employment restrictions or obligations contained in any agreements with current or former employers;

WHEREAS, current or former employers or other third parties may take a different view by initiating legal action against Executive or falsely accusing him of wrongdoing, and thus requiring Executive to obtain a legal defense in the event of such a dispute; and

WHEREAS, Executive has requested the Company provide him with certain assurances pending his defense or resolution of any such dispute and the Company is willing to provide such assurances, subject to the terms and conditions of this Agreement.

THEREFORE, in consideration for the mutual promises made herein, Executive hereby gives this written undertaking as a formal pledge or promise that he shall be a “good leaver” throughout his resignation process with any current employer and the commencement or continuation of his new employment with the Company pursuant to the Offer, and that he therefore warrants and represents, as follows:

1.	Not to bring any non-personal items or materials from any current or former employers to the Company. On departure from his current employer, Executive shall not take anything with him unless it is unquestionably a personal item. Items not to be taken include, among other things, reports and other materials prepared solely by the Executive regardless of where the material is physically located. Any non-personal material shall not be removed from any current employer’s or former employer’s premises without their written permission or consent, and all copies shall be returned to the current employer or former employers (as applicable) immediately upon their respective request.

2.	To return all materials to any current or former employers. Prior to commencing employment with the Company, Executive shall make a diligent search for and return to any current or former employers all work-related materials maintained by him both inside and outside the office, including without limitation computer files contained on a home PC, laptop, smartphones, flash drives, cloud based storage (e.g., DropBox or Carbonite), personal e-mail accounts, equipment belonging to any current or former employers, and any hardcopy files, regardless of the media on which they are stored.

3.	To not offer or provide any proprietary, confidential information or trade secrets. At all pertinent times, Executive has not offered or provided and shall not offer or provide to the Company, its employees or other representatives any proprietary, or confidential information, or trade secrets pertaining to any current or former employers or other third-party, and Executive has not and shall not disclose any such information to the Company or use it in the performance of his duties on behalf of the Company.

4.	To tender a written letter of resignation. Executive shall provide a written resignation letter to his current employer before starting employment with the Company. The timing for such resignation may depend on the circumstances of the resignation, the existence of any enforceable notice provisions in Executive’s agreement with his current employer, the business needs of the current employer, and whether the current employer requires Executive to leave its premises sooner. To the extent that Executive is, after tendering his written resignation, requested to participate in any in-person meetings, teleconferences, or other communications wherein it is possible that highly sensitive commercial information or trade secret information may be communicated, Executive shall respectfully decline to participate.

Notwithstanding Executive’s undertaking and efforts to be a “good leaver” as required by this Agreement, in the event that any current employer or former employers or other third parties attempt to restrain, obstruct, limit or in any way prevent Executive from performance of his contemplated employment with LYB or the Company, or seek damages against Executive relating such contemplated employment, the Company agrees to advance to Executive reasonable legal fees and other expenses as incurred by him for his defense; provided, however, that (i) Executive is not in breach of this Agreement, (ii) Executive provides the Chief Legal Officer of the Company with prompt written notice of any such claim or action, (iii) Executive and the Company have mutually approved of the choice of legal counsel for which advancement is sought for such defense, and (iv) Executive scrupulously follows the Company’s direction with regard to his activities covered by any post-employment restrictions or obligations while employed by LYB or the Company. In the further event that Executive is forced or required to forfeit or pay back to any current employer or former employers any monies in relation to the Dow Agreements, the Company agrees to reimburse Executive for such payment up to the net payment limit of $300,000.00 (the “Forfeiture Payment”), subject to gross up for applicable withholdings or taxes. The Company shall pay to Executive an additional gross-up amount such that the net amount of the Forfeiture Payment retained by Executive after the payment of all applicable withholdings or taxes shall be equal to $300,000.00.

In making the Offer and entering into this Agreement, the Company has reasonably relied on Executive’s representations in the Offer, as well the statements, undertaking, promises, warranties and representations contained in this Agreement. In the event that any material representation made by Executive is not accurate, he understands and agrees that the Company shall not have any obligation to him under this Agreement, the Offer, or any other offer of employment.

IN WITNESS WHEREOF, the Parties hereto have duly executed this Agreement as of the dates set forth below.

LYONDELL CHEMICAL COMPANY

By:	/s/ Jeffrey A. Kaplan	Date: 1/20/2017
Jeffrey A. Kaplan
Executive Vice President and
Chief Legal Officer

EXECUTIVE

/s/ Stephen Doktycz		Date: 1/21/2017
Stephen Doktycz

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